AGREEMENT FOR SALE AND PURCHASE OF ASSETS
                            AND RESTRICTIVE COVENANTS

          THIS AGREEMENT is made as of April 29, 1998, by and among FIRST COMMUNITY CARE, INC., a New York corporation, having its principal place of business at 210 John Glenn Drive, Suite 12, Amherst, New York 14228 (the "SELLER" or the "CORPORATION"), each of the holders of capital stock of Seller who are executing this Agreement (the "SHAREHOLDERS"), NORTHEAST MEDICAL EQUIPMENT, INC., a Florida corporation (the "BUYER"), and INTEGRATED HEALTH SERVICES, INC., a Delaware corporation ("IHS").

                              W I T N E S S E T H :

         WHEREAS, Seller operates a home respiratory care and durable medical equipment business in the State of New York (the "BUSINESS"); and

         WHEREAS, Shareholders are the shareholders of the Seller; and

         WHEREAS, Seller wishes to sell, and Buyer desires to purchase from Seller, substantially all of the assets of the Business; and Buyer also desires to acquire from Seller and Shareholders, and each of Seller and Shareholders desire to grant to Buyer, covenants not to compete and other restrictive covenants as described in paragraph 17 hereof (the "RESTRICTIVE COVENANTS"); and

         WHEREAS, Buyer is an indirect subsidiary of IHS; and

         WHEREAS, the consent or approval of all persons necessary for the consummation of the transactions contemplated hereby has been obtained, including without limitation, all approvals of governmental authorities and parties to any contracts to be assigned to Buyer in connection herewith.

         NOW,  THEREFORE,  in  consideration  of the mutual  promises  contained
herein  and  for  other  good  and  valuable  consideration,   the  receipt  and
sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

         1.  Sale of Assets and Restrictive Covenants.

             (a) The Assets. On the Closing Date referred to below in paragraph 9, Seller shall sell, transfer, convey and assign, free and clear of all liens, claims, security interests, pledges, restrictions on transfer or use and other encumbrances of any kind or nature whatsoever ("LIENS"), other than Liens granted after the date hereof with the concurrence of Buyer ("PERMITTED LIENS"), all of Seller' rights, title and interest in, to or under:

                  (i) Accounts Receivable. All of the accounts receivable of the Business, including, without limitation, all accounts receivable set forth on the Schedule of Accounts Receivable Data attached hereto as
         Schedule 1(a)(i); and

                  (ii) Inventory; Fixed Assets. All inventory and fixed assets of the Business, including, without limitation, all of the same set forth on the Schedule of Inventory and Fixed Assets attached hereto as
         Schedule 1(a)(ii); and

                  (iii) Motor Vehicles. All motor vehicles of the Business, including without limitation, all of the same set forth on the Schedule of Motor Vehicles attached hereto as Schedule 1(a)(iii); and

                  (iv) Property Rights. All real property, easements and rights of way permitting access to the Business; and

                  (v) Other Assets. All other assets of any kind, tangible or intangible, real, personal or mixed, owned and used or held for use by Seller in connection with the Business, including, without limitation, all of the following: (A) the Patients' List of the Business, as described in Schedule 1(a)(v)(A); (B) the telephone numbers listed on the Schedule of Telephone Numbers and Licenses attached hereto as
         Schedule   1(a)(v)(B);   (C)  all  personal  property,   machinery  and
         equipment;   (D)  capital   stock  or   membership   interests  in  the
         Subsidiaries (as defined in paragraph 14(a)), including, without limitation, all capital stock in First Community Care of Niagara, Inc. and membership interests in Tri-County Home Care Services, LLC and First Community Care of Bassett, LLC (the "JV INTERESTS"); (E) all of Seller's prepaid assets; (F) rights under contracts, agreements, including, without limitation, franchise agreements, and instruments;
         (G) any Assets used in the operation of the Business, but not owned by the Seller; (H) all intangible rights of Seller of every kind and description used in, or held for use in connection with, the operation of the Business, including, without limitation, all intangible assets, and to the extent permitted by applicable law, all licenses, permits and authorizations; and (I) all rights of Seller to receive payments under the Consulting Services Agreement (the "MOHAWK VALLEY AGREEMENT") dated September 15, 1994, among First Community Care, Inc., Mohawk Valley Home Care, LLC and Mohawk Valley Network, Inc.; provided Buyer shall not assume any obligations under the Mohawk Valley Agreement.

             (b) Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and Seller shall not be deemed to have sold, transferred, conveyed or assigned the following assets to Buyer: Seller's cash, Certificate of Incorporation, qualification to do business in any jurisdiction, taxpayer identification number, minute books, stock transfer records and other documents related specifically to Seller's corporate organization and maintenance, and Seller's equity interest in Mohawk Valley Home Care, L.L.C. (collectively, "EXCLUDED ASSETS").

             (c) Restrictive Covenants. Pursuant to paragraph 17 hereof, each of Seller and each Shareholder is granting to Buyer the Restrictive Covenants.

         2.  Purchase Price; Method of Payment.

             (a) Purchase Price. The aggregate "PURCHASE PRICE" for the Assets and the Restrictive Covenants shall be Eight Million Six Hundred Dollars ($8,600,000). The Purchase Price shall be allocated among the Assets and the Restrictive Covenants in the manner set forth on the Allocation Schedule attached hereto as Schedule 2(a), and the parties hereto expressly consent to the allocation stated therein.

             (b) Method of Payment. Buyer shall pay the Purchase Price as follows:

                  (i) Six Hundred Eighty-Eight Thousand Dollars ($688,000) (the "BROKER'S FEE") shall be paid, on behalf of Seller, to Baker & Associates, Inc. (the "BROKER"), in cash in satisfaction of all fees and compensation due to the Broker in connection with the transactions contemplated by this Agreement. Seller represents and warrants to Buyer that the Broker has acted as Seller's representative and broker in connection with the transactions contemplated by this Agreement, and authorizes and directs Buyer to withhold such sum from the Purchase Price and disburse such sum directly to the Broker. In addition, eight percent (8%) of the Remaining Escrow Funds (as defined in paragraph 6(d)(ii)) and of the amount payable under the Notes (as hereinafter defined) shall be disbursed to the Broker, on behalf of Seller, at the end of the Escrow Period (as defined in paragraph 6(d)(i)) or when the Notes become due, as the case may be; and

                  (ii) Four Hundred Thirty Thousand Dollars ($430,000) thereof (the "ESCROWED CASH") shall be paid and delivered to CoreStates Bank, N.A., as escrow agent ("ESCROW AGENT"), to be held by Escrow Agent during the Escrow Period (as defined in paragraph 6(d), below, pursuant to the terms of an Escrow Agreement, in the form attached hereto as
         Exhibit 2(b)(ii) (the "ESCROW AGREEMENT"). The Escrowed Cash shall be referred to as the "ESCROW FUND" shall be subject to the provisions of paragraphs 6 and 18 hereof; and

                  (iii) Five Million Two Hundred Thousand Dollars ($5,200,000) in cash, shall be paid and delivered to the "PAYING AGENT" designated by Seller (and reasonably satisfactory to Buyer), to be held and administered pursuant to the "PAYMENT ESCROW AGREEMENT" attached hereto as Exhibit 2(b)(iii), as provided in paragraph 20 hereof; and

                  (iv) Two Million Two Hundred Eighty-Two Thousand Dollars ($2,282,000) shall be payable in newly issued shares of the common stock, par value $.001, of IHS (the "IHS STOCK"). The parties agree that IHS will issue such IHS Stock to the Corporation.

             (c) Receipt. Upon delivery of the Purchase Price as set forth above, Seller shall provide to Buyer a receipt confirming said delivery.

         3.  Further Payment; Reductions.

             (a) In addition to the Purchase Price, an aggregate amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) (the "FURTHER PAYMENT") shall, subject to offset as hereinafter provided, be paid by wired funds to Peter Cummiskey ("CUMMISKEY") and David Verity ("VERITY"), collectively (the "PRINCIPAL SHAREHOLDERS"), such obligation to be evidenced by the promissory notes of the Buyer (the "PROMISSORY NOTES") to be executed and delivered to the Principal Shareholders in the form of Exhibit 3; provided such Further Payment shall be subject to the right of offset set forth in this paragraph 3 and in paragraph 6, below; provided further the entire remaining Further Payment except for $500,000 shall be paid on July 31, 2000 and the balance, if any, of the Further Payment shall be paid on July 31, 2001. The parties acknowledge that the Purchase Price was determined using a multiple of the expected Annual Operating Profit (as hereinafter defined) of the Business after the Closing, and such expected Annual Operating Profit was based upon the Seller's best good faith estimate thereof. Accordingly, if the average Annual Operating Profit during the two-year period commencing May 1, 1998 and ending April 30, 2000 (the "APPLICABLE PERIOD") shall be less than One Million Eight Hundred Thousand Dollars ($1,800,000),
then, the Buyer shall be entitled to offset an amount from the Promissory Notes equal to five times (5X) the amount of such deficiency; provided that if the amount of the offset exceeds the Further Payment, the Promissory Notes shall be cancelled and neither the Buyer nor the Principal Shareholders shall have any payment obligations under this paragraph 3. For purposes hereof, the term "ANNUAL OPERATING PROFIT" shall be determined as set forth on Exhibit A attached hereto. Nothing contained in this paragraph 3 shall be deemed to limit Buyer's right to recover Damages (as hereinafter defined) arising out of any breaches of representations, warranties or covenants not contained in this paragraph 3.

             (b) If the employment of Cummiskey or Verity is terminated prior to the third anniversary of the date hereof other than by reason of a Permitted Termination (as hereinafter defined) then the Buyer shall be entitled to reduce the Further Payment (by offsetting against the Notes) by an amount equal to $500,000, but only if the First Community Care of Bassett, LLC Joint Venture (the "BASSETT JV") dissolves or is otherwise terminated other than by reason of the purchase or sale by either party to the Bassett JV of the other party's entire membership interest in the Bassett JV within a period of three (3) years following the date hereof . For purposes hereof, a "Permitted Termination" shall mean the termination by Cummiskey or Verity, as the case may be, of his employment under his respective Employment Agreement for cause as provided in such Employment Agreement or the termination by Buyer of the employment of Cummiskey or Verity, as the case may be, under his respective Employment Agreement other than for cause as provided in such Employment Agreement.

         4. Indemnity Against Creditors Claims; No Assumption of Liabilities. Seller has requested that Buyer waive the requirements of the bulk sales and transfer laws of the State of New York. Except as set forth on Schedule 4, Seller agrees to indemnify Buyer and save and hold Buyer harmless against all Damages (as defined in paragraph 17(c)) arising out of any claims made by creditors (including, without limitation, any Federal, state or local taxing authority) of Seller that relate to the Business, or that arise out of the failure to comply with any of such laws.

         5.  Closing Date Liabilities.

             (a) Seller and Shareholders represent and warrant that, to the best of Seller's and Shareholders' knowledge and belief after diligent inquiry, all of Seller's liabilities, as of the date hereof are listed on the Schedule of Liabilities attached hereto as Schedule 5(a) (the "LIMITED LIABILITIES"). For purposes of this Agreement "LIABILITIES" shall mean and include all claims, lawsuits, liabilities, obligations or debts of any kind or nature whatsoever, whether absolute, accrued, due, direct or indirect, contingent or liquidated, matured or unmatured, joint or several, whether or not for a sum certain, whether for the payment of money or for the performance or observance of any obligation or condition, and whether or not of a type which would be reflected as a liability on a balance sheet (including, without limitation, federal, state and local taxes of any nature) in accordance with generally accepted accounting principles, consistently applied ("GAAP"), including without limitation, malpractice or other tort claims, claims for breach of contract, any claims of any kind asserted by patients, former patients, employees of Seller or any other party that are based on acts or omissions by Seller occurring on or before the date hereof, amounts due or that may become due in connection with the participation of Seller in the Medicare or Medicaid programs or due to any other health care reimbursement or payment intermediary, or that may be due by Seller to any other third party payor, accounts payable, notes payable, trade payables, lease obligations, indebtedness for borrowed money, accrued interest, and contractual obligations. Seller and Shareholders acknowledge that the Purchase Price for the Assets is based on the accuracy of Seller's and Shareholders' representations and warranties contained in this Agreement, including, but not limited to, Seller's and Shareholders' representations and warranties contained in this paragraph 5(a). Buyer will not assume any, and Seller and Shareholders shall remain liable for each, liability of Seller existing on the Closing Date, including, without limitation, any Limited

Liabilities, and any liabilities that Seller may have by reason of its ownership in any of the JVs (as defined in paragraph 14(a), below), including without limitation, Mohawk Valley Home Care, L.L.C. (the "EXCLUDED LIABILITIES"); provided, however, notwithstanding the foregoing, Buyer will assume at Closing such liabilities that are incurred between the date hereof and the Closing Date
(i) in the ordinary course of business consistent with past practice, or (ii) as a direct result of Buyer's actions under the Management Agreement, or (iii) contractual obligations (under assumed contracts or contracts entered into after the date hereof in compliance with this Agreement) (the "ASSUMED LIABILITIES").


             (b) Without limiting the generality of the provisions of subparagraph (a) above, Buyer shall not assume the Contracts (as hereinafter defined in paragraph 14(b)), if any, set forth on Schedule 5(b), or any liabilities with respect thereto, and shall not, in any case, assume any liabilities under any Contracts (whether or not such Contracts are assumed by Buyer) to the extent such liabilities arise out of facts or circumstances, or obligations to be satisfied, on or prior to the date hereof, all Taxes (as such term is defined in paragraph 14(z)) that arise out of the transactions contemplated hereby or out of any income earned by the Seller or any Subsidiary on or prior to the Closing Date, and the Broker's Fee. Without limiting the foregoing, Buyer shall not assume any obligations or liabilities (whether now outstanding or hereafter arising) under the Merger Agreement , between First Community Care, Inc. and North Country Medical Supplies, Inc., dated as of November 1, 1997 and the Purchase Agreement, between First Community Care, Inc. and First Community Care, L.L.C., dated as of April 1, 1998.

         6.  Right of Offset Against the Escrow Fund.

             (a)  Event of Deficiency. If:

                  (i) Buyer pays for any Excluded Liabilities, then Seller and each Shareholder shall jointly and severally reimburse Buyer for such payment (a "LIABILITIES DEFICIENCY"); or

                  (ii) the aggregate value of the Seller's collectible accounts receivable as of the date hereof, are determined to be less than $1,700,000, as determined by actual net cash collections of such receivables during the twelve (12) month period immediately following the date hereof, then Seller and each Shareholder, jointly and severally, shall pay to Buyer the amount of such deficiency (an "ASSET VALUE DEFICIENCY"); or

                  (iii) Buyer shall be entitled to be indemnified for any Damages pursuant to this Agreement ("INDEMNIFICATION CLAIMS", and together with any Liabilities Deficiencies or, Asset Value Deficiencies, collectively "CLAIMS" and each, a "CLAIM");

then, and in any of such events, Buyer may provide written notice to Seller of the Claim, in which case Buyer shall be entitled to recover the amount of such Claim in accordance with the following procedure.

         (b) Procedure if Seller Fails to Pay. If Seller fails to pay any Claim in full to Buyer within ten (10) business days from the date of such written notice (said ten (10) business day period hereinafter referred to as the "NOTICE PERIOD"), Buyer shall have the right to make offset against either or both of the Notes or against the Escrow Fund in accordance with the terms and conditions of the Escrow Agreement, in amounts from time to time equal to the amount of such Claim (subject, however, in the case of a "DISPUTE", to the provisions of paragraph 18 hereof applicable thereto), and Seller agrees to any such offset. Buyer's right to proceed against the Notes or the Escrow Fund shall not be exclusive of any other rights or remedies that it may have under this Agreement, law, equity or otherwise. In no event shall Buyer be required to offset Claims against the Notes.

         (c) Escrow Costs. The costs, fees and expenses of the Escrow Agent shall be borne by the Buyer.

         (d) Escrow Periods.

             (i)  The  "ESCROW  PERIOD"  shall  terminate   twelve  (12)  months
         following the date hereof.

             (ii) The balance, if any, of the Escrow Fund remaining (the "REMAINING ESCROW FUNDS") at the close of business on the last day of the Escrow Period, shall be disbursed to Seller within fifteen (15) days after the last day of the Escrow Period.

             (iii) Notwithstanding anything to the contrary contained in this subparagraph (d), if any Claim made by Buyer is in dispute at the time that any amounts are otherwise to be disbursed to Seller, then there shall be withheld from such amount to be paid under the Notes or to be disbursed from the Escrow Fund, an amount such that there will be remaining due under the Notes and in the Escrow Fund at least twice the amount of the Claim asserted by Buyer until the final settlement of such Claim or Claims.

         7. IHS Stock. A portion of the Purchase Price equal to TWO MILLION TWO HUNDRED EIGHTY-TWO THOUSAND DOLLARS ($2,282,000) shall be payable by means of the delivery of IHS Stock issued to the Corporation in accordance with the following:

             (a) Share Value. The number of shares of IHS Stock issuable upon execution of this Agreement (the "EXECUTION DATE SHARE COUNT") shall be calculated based upon a price per share of such stock equal to the average closing New York Stock Exchange ("NYSE") price of such stock for the thirty (30) trading day period immediately preceding the date which is two (2) trading days before the date hereof (the "TRADE PRICE").

             (b) Registration Rights. IHS will prepare and use its reasonable commercial efforts to cause to be filed within one-hundred and twenty (120) days following the Closing Date, and will use its reasonable commercial efforts to have declared effective by the Securities and Exchange Commission (the "COMMISSION"), a registration statement for the registration of the IHS Stock issued to the Seller in connection with this transaction, including the shares, if any, issuable under paragraph 7(c) in respect of any re-calculation of the Execution Date Share Count, under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and IHS shall maintain the effectiveness of each such registration statement for a period of one (1) year following the date it became effective (the "REGISTRATION DATE"), except to the extent that an exemption from registration may be available.

             (c) Share Adjustment. Promptly following the Share Adjustment Date (as hereinafter defined), the number of shares deliverable as part of the Purchase Price (and that have not previously been transferred by the Seller) shall be re-calculated to be the number of shares of IHS Stock that would have been delivered in lieu of such retained shares had the Recalculated Value (as defined below) been used on the date hereof in lieu of the Trade Price with respect to the portion of the Purchase Price represented by such retained shares. For purposes hereof, the "RECALCULATED VALUE" shall mean the sum of: (x) the average closing NYSE price for IHS Stock for the 30-trading day period immediately preceding the Share Adjustment Date, plus (y) $2.00. Notwithstanding anything to the contrary contained herein, such adjustment shall be made only if (i) the result shall be an increase in the number of shares issuable to the Seller and (ii) the Trade Price exceeds the Recalculated Value. If the number of shares as re-calculated under this subparagraph (c) (the "ADJUSTED SHARE COUNT") exceeds the Execution Date Share Count, IHS promptly shall deliver over to the Seller an additional number of shares of IHS Stock as shall be equal to such excess, and such additional shares shall be included in the aforementioned registration statement by means of a post-effective amendment thereto. If the Execution Date Share Count exceeds the Adjusted Share Count, no adjustment shall be made. For purposes hereof, "SHARE ADJUSTMENT DATE" shall mean the day that is thirty (30) days after the Registration Date.

         (d) Registration Expenses. Sellers shall not be responsible for, and Buyer shall bear, all of the reasonable expenses of IHS related to such registration including, without limitation, the fees and expenses of its counsel and accountants, all of its other costs, fees and expenses incident to the preparation, printing, registration and filing under the Securities Act of the registration statement and all amendments and supplements thereto, the cost of furnishing copies of each preliminary prospectus, each final prospectus and each amendment or supplement thereto to underwriters, dealers and other purchasers of IHS Stock and the costs and expenses (including fees and disbursements of its counsel) incurred in connection with the qualification of IHS Stock under the Blue Sky laws of various jurisdictions. Buyer, however, shall not be required to pay underwriter's or brokerage discounts, commissions or expenses, or to pay any costs or expenses arising out of Seller's or any transferee's failure to comply with its obligations under this Article 7.

                  (e) Resale Limitations. All sales by Seller shall be effected solely through Salomon Smith Barney, Inc.

                  (f) Registration Procedures, etc. In connection with the registration rights granted to the Sellers with respect to the IHS Stock as provided in this Article 7, Buyer covenants and agrees as follows:

                  (i) At Buyer's expense, Buyer will keep the registration and qualification under this Article 7 effective (and in compliance with the Securities Act) by such action as may be necessary or appropriate until the first anniversary of the Closing Date, except to the extent that an exemption from registration may be available. Buyer will promptly notify the Seller, at any time when a prospectus relating to a registration statement under this Article 7 is required to be delivered under the Securities Act, of the happening of any event known to Buyer as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

                  (ii) Buyer shall furnish the Seller with such number of prospectuses as shall reasonably be requested.

                  (iii) Buyer shall take all necessary action which may be required in qualifying or registering IHS Stock included in a registration statement for offering and sale under the securities or Blue Sky laws of such states as reasonably are requested by the Seller, provided that Buyer shall not be obligated to qualify as a foreign corporation or dealer to do business under the laws of any such jurisdiction.

                  (iv) The information  included or incorporated by reference in the registration statement filed pursuant to this Article 7 will not, at the time any such registration statement becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein as necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier filing of such registration statement or any amendments thereto. The registration statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Buyer shall indemnify the Seller, its successors and assigns, and each person, if any, who controls such Seller within the meaning of ss.15 of the Securities Act or ss.20(a) of the Securities Exchange Act of 1934, as amended ("EXCHANGE ACT"), against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Securities Act, the Exchange Act or any other statute, common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in such registration statement executed by Buyer or based upon written information furnished by Buyer filed in any jurisdiction in order to qualify IHS Stock under the securities laws thereof or filed with the Commission, any state securities commission or agency, NYSE or any securities exchange; or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements contained therein not misleading, unless such statement or omission was made in reliance upon and in conformity with written information furnished to Buyer by the Seller expressly for use in such registration statement, any amendment or supplement thereto or any application, as the case may be. If any action is brought against the Seller or any controlling person of the Seller in respect of which indemnity may be sought against Buyer pursuant to this subparagraph 7(f)(iv), the Seller or such controlling person shall within thirty
         (30) days after the receipt thereby of a summons or complaint, notify Buyer in writing of the institution of such action and Buyer shall assume the defense of such actions, including the employment and payment of reasonable fees and expenses of counsel (reasonably satisfactory to the Seller or such controlling person). The Seller or such controlling person shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Seller or such controlling person unless
         (A) the employment of such counsel shall have been authorized in writing by Buyer in connection with the defense of such action, or (B) Buyer shall not have employed counsel to have charge of the defense of such action, or (C) such indemnified party or parties shall have reasonably concluded (after notice to Buyer) that there may be defenses available to it or them which are different from or additional to those available to Buyer (in which case, Buyer shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events the fees and expenses of not more than one additional firm of attorneys for the Seller and such controlling persons shall be borne by Buyer. Except as expressly provided in the previous sentence, in the event that Buyer shall not previously have assumed the defenses of any such action or claim, Buyer shall not thereafter be liable to the Seller or such controlling person in investigating, preparing or defending any such action or claim.

                  (v)  The  Seller,  and  its  successors  and  assigns,   shall
         severally, and not jointly, indemnify Buyer, its officers and directors and each person, if any, who controls Buyer within the meaning of ss.15 of the Securities Act or ss.20(a) of the Exchange Act against all loss, claim, damage, or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Securities Act, the Exchange Act or any other statute, common law or otherwise, arising from information furnished by or on behalf of such Sellers, or their successors or assigns for specific inclusion in such registration statement.

             (g) Notice of Sale. If the Seller desires to transfer all or any IHS Stock, it will deliver prior written notice to Buyer, describing in reasonable detail their intention to effect the transfer and the manner of the proposed transfer. If the transfer is to be pursuant to an effective registration statement as provided herein, the Seller will sell the IHS Stock in compliance with the disclosure therein and discontinue any offers and sales thereunder upon notice from Buyer that the registration statement relating to the IHS Stock being transferred is not "current" until Buyer gives further notice that offers and sales may be recommenced. In the event of any such notice from Buyer, Buyer agrees to file expeditiously such amendments to the registration statement as may be necessary to bring it current during the period specified in paragraph 7(b) and to give prompt notice to the Seller when the registration statement has again become current. Further, during such time that the effectiveness of the registration statement relating to the IHS Stock is not "current", then such period of time will be added to the one-year registration period referred to in subparagraph 7(b), above. If the Seller delivers to Buyer an opinion of counsel reasonably acceptable to Buyer and its counsel and to the effect that the proposed transfer of IHS Stock may be made without registration under the Securities Act, the Seller will be entitled to transfer IHS Stock in accordance with the terms of the notice and opinion of their counsel.

             (h) Furnish Information. It shall be a condition precedent to the obligations of Buyer to take any action pursuant to this Article 7 that the Seller shall furnish to Buyer such information regarding themselves, the IHS Stock held by it, and the intended method of disposition of such securities as shall be required to effect the registration of its IHS Stock. In that connection, each transferee of Seller shall be required to represent to Buyer that all such information which is given is both complete and accurate in all material respects. The Seller shall deliver to Buyer a statement in writing from the beneficial owners of such securities that they bona fide intend to sell, transfer or otherwise dispose of such securities. Each transferee will, severally, promptly notify Buyer at any time when a prospectus relating to a registration statement covering such transferee's shares under this Article 7 is required to be delivered under the Securities Act, of the happening of any event known to such transferee as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the statements as then existing.

             (i)  Investment  Representations.   All  IHS  Stock  to  be  issued
hereunder will be newly issued shares of IHS. The Seller represents and warrants to Buyer that the IHS Stock being issued hereunder are being acquired, and will be acquired, by the Seller for investment for its own account and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act or the applicable state securities law; the Seller acknowledges that the IHS Stock constitutes restricted securities under Rule 144 promulgated by the Commission pursuant to the Securities Act, and may have to be held indefinitely, and the Seller agrees that no IHS Stock may be sold, transferred, assigned, pledged or otherwise disposed of except pursuant to an effective registration statement or an exemption from registration under the Securities Act, the rules and regulations thereunder, and under all applicable state securities laws. The Seller has the knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of the investment, and is able to bear the economic risk of such investment. The Seller has had the opportunity to make inquiries of and obtain from representatives and employees of Buyer such other information about IHS as they deem necessary in connection with such investment.

             (j) Legend. It is understood that the certificates evidencing the IHS Stock shall bear a legend substantially as follows:

                 THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF THE COMPANY'S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

             (k) Certain Transferees. Prior to the effective date of registration of the IHS Stock, Seller shall not transfer any shares of IHS Stock to any person or entity except as expressly permitted by this Agreement and unless such transferee shall have agreed in writing to be bound by the provisions applicable to the Seller under this Article 7.

         8. Employees. It is expressly understood and agreed that Buyer's purchase of the Assets does not involve any undertaking on the part of Buyer to retain any of the employees of the Seller, although Buyer shall have the right to offer employment to any such employees. Seller shall remain fully responsible for any severance, benefits, costs or liabilities arising out of the termination by Seller of any of its employees, all of which liabilities shall constitute Excluded Liabilities. Seller shall also remain fully responsible for any benefits, costs or liabilities incurred or accrued prior to the date hereof with respect to each employee retained by Buyer. Without limiting the generality of the foregoing, except for the Employment Agreements (as hereinafter defined), any employment agreement, arrangement, commitment or understanding with any Shareholder is being terminated concurrently therewith, and all liabilities arising in connection therewith shall constitute Excluded Liabilities. Without limiting the foregoing, at the Closing each of the Employment Agreements shall be assigned to and assumed by Buyer.

         9. Closing Date. The consummation of the transactions contemplated by this Agreement is sometimes referred to as the "CLOSING", and the date on which such consummation occurs, is sometimes referred to as the "CLOSING DATE". The Closing with respect to the JV Interests shall take place concurrently herewith, and with respect to all of the other Assets, the Closing shall take place on such date as the Buyer shall select by notice to Seller, which date shall be no more than one week after Buyer receives notification from the National Supplier Clearinghouse that its supplier number is or will be issued. Promptly following the date hereof, Buyer shall use its best efforts to obtain the issuance of such supplier number, and Seller and Shareholders will cooperate with Buyer in their efforts to obtain such supplier number. If, notwithstanding its use of its best efforts, the Buyer shall not have obtained such supplier number by the date that is 18 months after the date hereof, Buyer shall, in its sole discretion either
(i) shall be entitled to terminate this Agreement, in which case any Purchase Price previously paid to Seller or any Shareholder shall be returned to Buyer (without interest); provided, however, that Seller and the Shareholders shall not be required to return any portion of the Purchase Price that shall have been used to pay any Limited Liabilities and Broker's Fee or (ii) in lieu of taking the Assets, in Buyer's sole discretion, Buyer will have the option to require the Shareholders to deliver all issued and outstanding shares of capital stock of the Corporation, free and clear of all Liens.

         10. Asset Condition and Quality. Seller and Shareholders represent, warrant and covenant that, as of the date hereof, all physical Assets of Seller that are in use by patients of Seller are free of patent defects and in good working order, condition and repair, except for ordinary wear and tear, and conform in all material respects with all applicable ordinances, regulations, zoning and other laws. Seller and Shareholders represent, warrant and covenant that, as of the date hereof, all physical Assets of Seller that are not in use by patients of Seller shall be taken by Buyer on an "as is" basis.

         11.  Instruments of Conveyance and Transfer.

              (a) Concurrently herewith Seller is delivering to Buyer's attorney to be held in escrow pending notice from Buyer that it has elected to close the transactions contemplated hereby, all of the following:

                  (i) Such bills of sale, assignments, motor vehicle certificates of title, and other good and sufficient instruments of conveyance and transfer in form sufficient to sell, assign and transfer the Assets (other than the JV Interests) to Buyer as of the Closing Date, such documents to contain full warranties of title, and which documents shall be effective to vest in Buyer good, absolute, and marketable title to the Assets of the Business being transferred to Buyer by Seller, free and clear of all Liens (other than Permitted Liens). Buyer or its attorneys are hereby authorized to fill in the dates on each of the aforementioned documents as of the Closing Date. Simultaneously with such delivery out of escrow, Seller will take all steps as may be requisite to put Buyer in actual possession, operation and control of the Assets to be transferred hereunder.

              (b)   Simultaneously   herewith,   Seller  and   Shareholders  are
delivering to Buyer all of the following:

                    (i) Such bills of sale, assignments, motor vehicle certificates of title, and other good and sufficient instruments of conveyance and transfer in form sufficient to sell, assign and transfer the JV Interests to Buyer as of the date hereof, such documents to contain full warranties of title, and which documents shall be effective to vest in Buyer good, absolute, and marketable title to the JV Interests being transferred to Buyer by Seller, free and clear of all Liens.

                   (ii) An opinion, dated as of the date hereof, of Seller's counsel, in substantially the form attached hereto as Exhibit 11(b)(ii);

                  (iii) A certificate of its Secretary or other officer certifying as of the date hereof a copy of resolutions of its board of directors and, if applicable, its stockholders, authorizing the execution, delivery and full performance of this Agreement and the Transaction Documents (as defined in paragraph 14(a) below), and the incumbency of its officers;

                   (iv)  Peter   Cummiskey's   and  David  Verity's   Employment
Agreements, substantially in the form of Exhibit 11(b)(iv) (the "EMPLOYMENT AGREEMENTS"); and

                   (v) All consents from the JVs (as defined in paragraph 14(a)) (other than Mohawk Valley Home Care, L.L.C.) related to the transactions contemplated herein.

         12. Sales and Transfer Taxes; Fees. All applicable sales, transfer, use, filing and other taxes and fees that may be due or payable as a result of the conveyance, assignment, transfer or delivery of the Assets of the Business to be conveyed and transferred as provided herein, whether levied on Seller or Buyer, shall be borne by Seller; provided however that Buyer shall be responsible for the 8% sales tax that is incurred on the amounts allocated to furniture and capital equipment as set forth on Schedule 2(a) and shall be collected by Seller from Buyer and; provided further that Buyer shall be responsible for payment of sales tax on any vehicles included in the Assets.

         13. Restrictions on Operations of Seller.

             (a) Seller and Shareholders, jointly and severally, represent, warrant and covenant that, except as expressly disclosed on Schedule 13 hereto, since the most recent Financial Statement Date referred to in paragraph 14(o) below, through the date hereof, there has been no material adverse change in the condition (financial or otherwise) or prospects of the Seller or the Business. From the date hereof through the Closing Date, without the prior consent of Buyer, subject to the provisions of the Management Agreement, the Shareholders and Seller shall cause Seller and Subsidiaries (as defined in paragraph 14(a) below) not to:

                  (i) sell, assign, transfer or dispose of any of its Assets, except in the ordinary course of business consistent with past practice and replace with Assets of at least the same quality, type and quantity having an aggregate value at least equal to the aggregate value of the items sold or otherwise disposed of;

                  (ii) mortgage, pledge or subject to any Lien of any nature whatsoever any of the Assets;

                  (iii) enter into any contract, agreement, commitment, understanding or arrangement or transaction binding the Business, or make or suffer any termination of any contract, agreement, commitment, understanding or arrangement, or make or suffer any modification or amendment of any contract, agreement, commitment, understanding or arrangement except for terminations, modifications and amendments of contracts made in the ordinary course of business consistent with past practice and which would not affect earnings or otherwise be material;

                  (iv) incur any liabilities;

                  (v) fail to collect, withhold and/or pay to any proper Governmental Authority, any Taxes required by applicable law to be so collected, withheld and/or paid;

                  (vi)  pay  any   bonuses,   increase  the  salaries  or  other
compensation of any of its employees, or make any increase in, or any additions to, other benefits to which any of such employees may be entitled;

                  (vii) discharge or satisfy any Lien or encumbrance, or satisfy, pay or prepay any material liabilities, or fail to pay or discharge when due any Liabilities, the failure to pay or discharge of which has caused or may cause any actual damage or risk of loss to the Corporation or the Assets or the Business;

                  (viii) fail to collect any accounts receivable in the ordinary course of business, consistent with past practice;

                  (ix) change any of the accounting principles followed by it or the methods of applying such principles;

                  (x) cancel, modify or waive any debts or claims held by it, or waive any rights of substantial value;

                  (xi) issue any capital stock, or declare or pay or set aside or reserve any amounts for payment of any dividend or other distribution in respect of any equity interest or other securities, or redeem or repurchase any of its capital stock or other securities, or make any payment to any of its affiliates;

                  (xii) institute, settle or agree to settle any litigation, action or proceeding before any Governmental Authority (as such term in defined in paragraph 14(d) below) relating to it or its property or received any threat thereof;

                  (xiii) enter into any material transaction other than in the ordinary course of business, consistent with past practice;

                  (xiv) dissolve, reorganize, merge, consolidate or enter into a share exchange with or into any other entity;

                  (xv) enter into any contract or agreement with any union or other collective bargaining representative representing any employees;

                  (xvi)  make  any  change  to  its   by-laws  or   articles  of
incorporation;

                  (xvii) perform, take or fail to take any action or incur or permit to exist any of the acts, transactions, events or occurrences of a type which would have been inconsistent with the representations, warranties and covenants set forth in this Agreement had the same occurred prior to the date hereof;

                  (xviii) take any action that would prevent any Shareholder or Seller from consummating the transactions contemplated by this Agreement; or

                  (xix) agree or otherwise commit to do anything described in any of subparagraphs (i) through and including (xviii) above.

             (b) Unless consented to by Buyer, between the date hereof and the Closing, subject to the provisions of the Management Agreement, the Shareholders and the Seller shall cause the Seller and Subsidiaries to:

                  (i) maintain the Assets in substantially the state of repair, order and condition as on the date hereof, reasonable wear and tear or loss by casualty excepted;

                  (ii) maintain in full force and effect all Licenses currently in effect with respect to its business;

                  (iii) maintain in full force and effect the insurance policies and binders currently in effect, or the replacements thereof;

                  (iv) use their reasonable efforts to preserve intact the present business organization of the Seller and the Subsidiaries; keep available the services of the present employees and agents of the Seller and the Subsidiaries; and maintain the relations and goodwill with suppliers, Seller, employees, affiliated medical personnel and any others having business relating to the Seller or any Subsidiary;

                  (v) maintain all of the books and records in accordance with its past practices;

                  (vi) comply in all material respects with all provisions of the Contracts and with any other material agreements that the Seller or any Subsidiary enters into in the ordinary course of business after the date of this Agreement, and comply in all material respects with the provisions of all Governmental Requirements applicable to the business of the Seller or any Subsidiary;

                  (vii) cause to be paid when due, all Taxes, imposed upon it or on any of its properties or which it is required to withhold and pay over;

                  (viii) promptly advise Buyer in writing of the threat or commencement against the Seller or any Subsidiary of any claim, action, suit or proceeding, arbitration or investigation or any other event that could materially adversely affect the operations, properties, assets or prospects of the Seller or any Subsidiary;

                  (ix) promptly notify the Buyer in writing of the termination of any Contract; and

                  (x) promptly notify the Buyer in writing of any act, event or occurrence that constitutes a breach by any Shareholder or the Seller of any representation, warranty or covenant made pursuant to this Agreement; and

                  (xi) promptly notify the Buyer in writing of any event involving the Company or any Subsidiary which has had or may be reasonably expected to have a material adverse effect on the business or financial condition of the Seller or any Subsidiary or may involve the loss of relationships with any of the customers of the Seller or any Subsidiary.

         14. Representations and Warranties by Seller and Shareholders. As a material inducement to Buyer to execute and perform its obligations under this Agreement, Seller and Shareholders hereby, jointly and severally, represent and warrant to Buyer as follows as of the date hereof (it being understood that, for the purposes of this Article 14, "Seller" shall be deemed to refer collectively to the Seller and each of the Subsidiaries listed on Schedule 14(a) and "to the knowledge of the Seller" shall be deemed to refer collectively to the Seller and the Shareholders):

             (a)  Organization of Seller; Enforceability.

                  (i) Seller is a corporation,  organized, and in good standing, respectively, in the State of New York, and is qualified to do business and is in good standing in each other State where the nature of its business or the assets held by it requires such qualification, and has requisite corporate power and authority to carry on its Business as presently being conducted, to enter into this Agreement, and to carry out and perform the terms and provisions of this Agreement. Each of this Agreement and each agreement, instrument, certificate and document executed by Seller in connection with this Agreement or the transactions contemplated hereby ("TRANSACTION DOCUMENTS") constitutes the legal, valid and binding obligations of Seller, enforceable against it in accordance with its respective terms. Schedule 14(a) sets forth a complete list of all subsidiaries, joint ventures and partnerships in which the Seller is the record or beneficial owner of any equity interest (collectively, the
"SUBSIDIARIES" and individually, a "SUBSIDIARY"). All of the issued and outstanding capital stock or membership equity of the subsidiaries listed on
Schedule 14(a) hereto is owned of record or beneficially by the Seller or by one of the listed subsidiaries on Schedule 14(a). Schedule 14(a) shall also set forth all members, partners, shareholders and each of their ownership interests in each joint venture and partnership (the "JV") in which the Seller is the record or beneficial owner of any equity interest.

                  (ii) This Agreement and each Transaction Document to which each Shareholder is a party constitutes the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms.

             (b) Consents. Except as set forth on Schedule 14(b), no authorization, consent, approval, license, exemption by, filing or registration with any Governmental Authority or of any party to any contract, agreement, instrument, commitment, lease, indenture or understanding (written, oral or implied) by which Seller or any Shareholder or any of the Assets is bound ("CONTRACTS") is necessary in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents by Seller or any Shareholder.

             (c) Litigation. Except as set forth on Schedule 14(c), there are no actions, suits or proceedings affecting Seller or any of the Assets which are pending or threatened against Seller or affecting any of its properties or rights, at law or in equity, or before any Governmental Authority (as hereinafter defined), nor is Seller or any of its respective officers or directors or any Shareholder aware of any facts which to them or their knowledge might reasonably be expected to result in any such action, suit or proceeding.

             (d) Compliance with Laws and Contracts. Seller is not in violation of, or in default under: any term or provision of its Articles of Incorporation or By-Laws; or any judgment, order, writ, injunction, decree, statute, law, rule, regulation, directive, mandate, ordinance or guideline ("GOVERNMENTAL

REQUIREMENTS") of any Federal, state, local or other governmental or quasi-governmental agency, bureau, board, council, administrator, court, arbitrator, commission, department, instrumentality, body or other authority ("GOVERNMENTAL AUTHORITIES"); or of any Contract. The execution and delivery by Seller and Shareholders of, and the performance and compliance by each of them with this Agreement, and the Transaction Documents and the transactions contemplated hereby and thereby, does not and will not result in the violation of or conflict with or constitute a default under any such term or provision or result in the creation of any Lien on any of the properties or assets of Seller or Shareholders pursuant to any such term or provision.

             (e) Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement and each of the Transaction Documents, and the transactions contemplated hereby and thereby, including the sale and transfer of the Assets by Seller as provided for in this Agreement, have been approved and consented to by the Board of Directors of Seller and, if applicable, by the requisite number of holders of its outstanding capital stock, and all action required by any applicable Governmental Requirement by the stockholders of Seller with regard thereto have been appropriately authorized and accomplished.

             (f) Title to Assets. Seller has good and indefeasible title to all of the Assets, free and clear of all Liens.

             (g) Contracts. Set forth on Schedule 14(g) hereto is a list of all material Contracts of Seller including, without limitation, each:

                  (i) contract, agreement or commitment for the employment or retention of, or collective bargaining, severance or termination of or with, any director, officer, employee, consultant, sales representative, or agent or group of employees, or any non-competition, non-solicitation, confidentiality or similar agreement with any such person or persons;

                  (ii) contract, agreement or arrangement for the acquisition or disposition of any assets, property or rights outside the ordinary course of business or requiring the consent of any party to the transfer and assignment of any such assets, property or rights (by purchase or sale of assets, purchase or sale of stock, merger or otherwise), that is executory or that was entered into during the three (3) year period ending on the date hereof;

                  (iii) contract, agreement or commitment which contains any provisions requiring the Seller or the Business to indemnify or act for any other person or entity or to guaranty or act as surety for any other person or entity;

                  (iv) contract, agreement or commitment restricting the Seller or the Business from, or in favor of either of the Seller or the Business and restricting any other person or entity from, conducting business anywhere in the world for any period of time or restricting the use or disclosure of any confidential or proprietary information or prohibiting the solicitation of business or of employees, agents or others;

                  (v) partnership, joint venture or management contract or similar arrangement, or agreement which involves a right to share profits or future payments with respect to the Business or any portion thereof or the business of any other person or entity;

                  (vi) licensing, distributor, dealer, franchise, sales or manufacturer's representative, agency or other similar contract, arrangement or commitment;

                  (vii) contract, agreement or arrangement granting a leasehold or other interest in real property, including without limitation, subleases, licenses and sublicenses (the "LEASES");

                  (viii) profit sharing, thrift, bonus, incentive, deferred compensation, stock option, stock purchase, severance pay, pension, retirement, hospitalization, insurance or other similar plan, agreement or arrangement applicable to any employee, consultant or agent of the Seller or the Business not covered by clause (i) above;

                  (ix) agreement, consent order, plea bargain, settlement or stipulation or similar arrangement with any Governmental Authority;

                  (x) agreement with respect to the settlement of any litigation or other proceeding with any third person or entity;

                  (xi) agreement relating to the ownership, transfer, voting or exercise of other rights with respect to any equity in the Seller, or any other entity, including without limitation, registration rights agreements, voting trust agreements and shareholder and proxy agreements;

                  (xii) contract, agreement or commitment to provide services or products; or

                  (xiii) agreement not made in the ordinary and normal course of business and consistent with past practice, or involving consideration in excess of $25,000 in each case, that is not set forth in subsections (i) through (xii) above.

         To the best of Seller's and Shareholders' knowledge, no party to any Contract other than Seller is in default under any Contract. Seller has delivered to Buyer true and complete copies of each written Contract (or a description of each oral Contract) requested by Buyer.

             (h) Brokers. Seller has been represented solely by the Broker, and as a result a brokerage commission in the amount of $688,000 payable to the Broker at the Closing in connection with the transactions contemplated by this Agreement is due, and no broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with Seller. An additional amount equal to eight percent (8%) of the Remaining Escrow Funds and Notes shall be paid to the Broker.

             (i) Employment Contracts; Employees. There are no Contracts of employment between Seller and any officer or other employee of the Business, except as set forth on Schedule 14(g)(i) above. The name, position, current rate of compensation and any vacation or holiday pay, sick pay, personal leave, severance and any other compensation arrangements or fringe benefits, of each current employee, sales representative, consultant and agent of the Seller, contained on the Schedule of Personnel Payrates and Advances attached hereto as
Schedule 14(i) is accurate and complete. No employee, consultant or agent of the Seller has any vested or unvested retirement benefits or other termination benefits, except as described on Schedule 14(i). Since the date that is two (2) years prior to the date hereof, there has been no material adverse change in the relationship between the Seller and its employees, nor any strike or labor disturbance by any of such employees affecting the Business and there is no indication that such a change, strike or labor disturbance is likely. No employees of the Seller are represented by any labor union or similar organization in connection with their employment by or relationship with, Seller, and to the knowledge of the Seller and Shareholders, there are no pending or threatened activities the purpose of which is to achieve such representation of all or some of such employees, and there are no threats of strikes, work stoppages or pending grievances by any such employees. Seller is not party to any collective bargaining or other labor contracts.

             (j) Employee Benefit Plans. Except as set forth on Schedule 14(j), Seller has no pension, bonus, profit-sharing, or retirement plans for officers or employees of the Business, nor is Seller required to contribute to any such plan. Without limiting the generality of the foregoing, Seller does not maintain or make contributions to and has not at any time in the past maintained or made contributions to any employee benefit plan which is subject to the minimum funding standards of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or to any multi-employer plan subject to the terms of the Multi-employer Pension Plan Amendment Act of 1980 (the "MULTI-EMPLOYER ACT").

             (k) Insurance. All inventories, buildings and fixed assets owned or leased by the Seller are and will be adequately insured against fire and other casualty through the Closing Date. The information contained on the Schedule of Insurance Policies, attached hereto as Schedule 14(k), is accurate and complete.
Schedule 14(k) also sets forth any claims made under any of the insurance policies referred to above or increases in premiums therefore during the past two years. True and complete copies of all policies of fire, liability and other forms of insurance held or owned by the Seller or otherwise in force and providing coverage for the Business or any of the Assets (including but not limited to medical malpractice insurance, and any state sponsored plan or program for worker's compensation) have been delivered to Buyer. Such policies are owned by and payable solely to the Seller, and said policies or renewals or replacements thereof will be outstanding and duly in force at the Closing Date, and all premiums due on or before the Closing Date in respect thereof have been paid.

             (l) Disclosure. No representation or warranty by Seller or any Shareholder in this Agreement or in any Transaction Document, contains any untrue statement of material fact or omits to state any material fact, of which Shareholders or Seller or any of its officers, directors or stockholders has knowledge or notice, required to make the statements herein or therein contained not misleading.

             (m) Officers, Directors and Shareholders of Seller. As of the Closing Date, the Shareholders are the sole shareholders of Seller and the following individuals are all of the officers and directors of Seller:

                  Name                            Office/Position
                  ----                            ---------------

                  David Verity                    President
                  Peter Cummiskey                 Vice President/Treasurer
                  John Young                      Vice President
                  Patricia Fox                    Secretary

             (n) Inventory and Fixed Assets. The information contained on the Schedule of Inventory and Fixed Assets as of the most recent Financial Statement Date, attached hereto as Schedule 1(a)(ii), is accurate and complete.

             (o) Financial Statements. Seller has furnished Buyer with its financial statements (the "FINANCIAL STATEMENTS") for the periods ended December 31, 1996 and December 31, 1997, and the interim period ending February 28, 1998 (the "FINANCIAL STATEMENT DATES"), copies of which are attached hereto as
Schedule 14(o). The Financial Statements: (i) are in accordance with the books and records of the Seller; (ii) fairly present the financial condition of the Seller at such date and the results of its operations for the periods specified;
(iii) were prepared in accordance with GAAP applied on a basis consistent with prior accounting periods; (iv) with respect to all Contracts of the Seller, reflect adequate reserves for all reasonably anticipated losses and costs in excess of anticipated income; and (v) with respect to any balance sheets, disclose all of the liabilities of the Seller at the Financial Statement Dates and include the appropriate reserves for all taxes and other accrued liabilities, except that certain contingent liabilities, if not disclosed on such balance sheets, shall be considered to be disclosed pursuant to this subparagraph, if expressly disclosed on an Schedule to this Agreement. The income statements included in the Financial Statements do not contain any items of special or nonrecurring income or expense or any other income not earned or expense not incurred in the ordinary course of business, consistent with past practice, except as expressly specified therein, and such Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

             (p) Supplemental Tax Information. Seller has furnished Buyer with its most recent (i) tax registration certificates, and (ii) tax returns required of it by each state or other locality in which it conducts business, which tax returns in all instances where applicable include, but shall not be limited to franchise taxes, state and local tangible personal property tax returns, and state and local sales tax returns, which registration certificates and tax returns are set forth, collectively, on the Schedule of Supplemental Tax Information, attached hereto as Schedule 14(p).

             (q) Adverse Business Developments. Except as set forth on Schedule 14(q), no notice has been received by Seller or any Shareholder of any new or substantially expanded firm or individual engaged in a business directly competitive to Seller in its primary service area within six (6) months before the date hereof. Except as set forth on Schedule 14(q), neither Seller nor any Shareholder has received, either orally or in writing, any notice specific to it of pending or threatened adverse action with respect to any Medicare, Medicaid, private insurance or third party payor reimbursement method, practice or allowance as to any business activity engaged in by Seller, nor has Seller or any Shareholder received, or been threatened with, any claim for refund specific to it in excess of $500.00 by a Medicare or Medicaid carrier, except as disclosed on Schedule 14(q).

             (r) Relationships. Except as disclosed on Schedule 14(r), neither Seller, its officers, directors and employees, nor any Shareholder and no member of any of their respective immediate families, and no person or entity which is controlled by, under common control with, or controlling any of them (each, an "AFFILIATE") has, or at any time within the last two (2) years has had, a material ownership interest in any business, corporate or otherwise, that is a party to, or in any property that is the subject of, business relationships or arrangements of any kind relating to the operation of the Business. No Affiliate of Seller or any Shareholder is guaranteeing any obligations of the Seller.

             (s) Assets Comprising the Business. The Assets are all of the tangible and intangible properties (real, personal and mixed), including, without limitation, all licenses, intellectual property, permits and authorizations, and contracts that are necessary or material to the operation of the Business as now operated. The quantities of inventory and supply items included in the Assets are reasonable in light of the present and anticipated volume of the Business of the Seller in the ordinary course of the business of the Seller, consistent with past practice, as determined by the Seller in good faith and consistent with past

             (t) Questionable Payments. Seller has not, and to the knowledge of the Seller and Shareholders, none of their Affiliates or employees have offered, made or received any illegal or unlawful payment, bribe, kickback, political contribution or other similar questionable payment for any referrals or otherwise in connection with the ownership or operation of the Business, including, without limitation, any of the same that would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended.

             (u)  Reimbursement  Matters.  Seller,  to the extent  necessary  to conduct its business in a manner consistent with past practice, is qualified for participation in the Medicare and Medicaid programs. Except as disclosed on
Schedule 14(u), (i) Seller and Shareholders have not received any notice of denial or recoupment from the Medicare or Medicaid programs, or any other third party reimbursement source (inclusive of managed care organizations) with respect to products or services provided by it, (ii) to Seller's and Shareholders' knowledge, there is no basis for the assertion after the Closing Date of any such denial or recoupment claim, and (iii) Seller and Shareholders have not received notice from any Medicare or Medicaid program or any other third party reimbursement source (inclusive of managed care organizations) of any pending or threatened investigations or surveys with respect to, or arising out of, products or services provided by Seller or otherwise, and to the knowledge of Seller and Shareholders, no such investigation or survey is pending, threatened or imminent. Seller shall not be considered to be in breach of the foregoing unless and until recoupment claims attributable to operations prior to Closing exceed the sum of $40,000.00. Notwithstanding the foregoing Seller shall be liable for repayment of all recoupment claims attributable to Seller's operations prior to the Effective Date.

             (v) Environmental Compliance. Except as disclosed on Schedule 14(v), at all times during Seller's ownership of the Business, the Business has not been, and currently is not, in violation of any environmental Governmental Requirement and no notice has ever been served upon any Shareholder or Seller, its agents or representatives or any prior owner of the Business, claiming any violation of any Governmental Requirement concerning the environmental state, condition or quality of any real or personal property in any related to the Business, or requiring or calling attention to the need for any work, repairs or demolition on or in connection with any of the real property in order to comply with any governmental requirement concerning the environmental or healthful state, condition or quality of the real property.

             (w) Cash Receipts. The information contained on the Schedule of Collections for the period commencing on the most recent Financial Statement Date, and ending on the Effective Date, attached hereto as Schedule 14(w), is accurate and complete.

             (x) Accounts Receivable. The information contained on the Schedule of Accounts Receivable Data as of the most recent Financial Statement Date, attached hereto as Schedule 14(x), is accurate and complete.

             (y) Shareholders. Seller and Shareholders represent and warrant that other than David Verity, Peter Cummiskey, Gregory Guay, Patricia Connell Fox, Maureen DaCosta Redmond, and James Connell (the "MAJORITY SHAREHOLDERS'), all other shareholders of Seller (the "MINORITY SHAREHOLDERS") are passive investors in the Seller, are not employees, consultants or independent contractors of Seller, and have less than a 10% ownership interest in the Seller.

             (z) Tax Information. Each of the Seller and each Subsidiary has furnished Buyer with its (a) most recent tax registration certificates, and (b) tax returns for the periods ended December 31, 1995 and December 31, 1996 required of it by each state or other locality in which it conducts business, which tax returns in all instances where applicable include, but shall not be limited to, income, franchise taxes, state and local tangible personal property tax returns, and state and local sales tax returns, which registration certificates and tax returns are set forth, collectively, on the Schedule of Tax Information, attached hereto as Schedule 14(z). The balance sheet included in the most recent Financial Statements for the Seller and each Subsidiary on a consolidated basis sufficiently provides for all accrued, deferred and unpaid federal, state, local and foreign net or gross income, profits, property, sales, use, excise, license, franchise, severance, stamp, occupation, premium, windfall profits tax, alternative and add-on minimum taxes, customs duty, added value, payroll, employer's income, withholding and social security taxes, excise or other taxes ("TAXES") and any penalties, interest, governmental charges, assessments and deficiencies related thereto, payable by the Company or the Subsidiary. All Taxes payable by the Seller or each Subsidiary, and all interest and penalties thereon, whether disputed or not, have been paid in full when due, all tax returns, declarations of estimated tax and other reports required to be filed in connection therewith ("TAX RETURNS") have been accurately prepared and completed on an appropriate basis and duly and timely filed in accordance with all Governmental Requirements, all computations and taxable income correctly and accurately made and reported in accordance with all Government Requirements, and all withholdings and deposits required by Governmental Requirements to be made by the Seller or each Subsidiary with respect to employee's withholding taxes have been duly made. Except as set forth on Schedule 14(z), none of the Seller or each Subsidiary has been delinquent in the payment of any Tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim. The federal income tax returns of the Seller and each Subsidiary have been filed with the Internal Revenue Service for all of the fiscal years though the year ended December 31, 1996, and no objections with respect thereto have been received by the Seller, the Subsidiaries, or any Shareholder. There is not now in force any extension of time with respect to the date on which any Tax
Return was or is due to be filed by or with respect to the Seller or any Subsidiary or any waiver or agreement by the Seller or any Subsidiary for the extension of time for assessment of any Tax. Neither the Seller nor any Subsidiary is a party to any pending action or proceeding, and, to the knowledge of the Seller, each Subsidiary, and the Shareholders, no action or proceeding has been threatened by any Governmental Authority for assessment or collection of any Taxes, nor has any claim for assessment or collection of Taxes been asserted against the Seller or any Subsidiary. Neither the Seller nor any Subsidiary is a party to any tax sharing agreement or arrangement. Neither the Seller nor any Subsidiary has elected to be taxed in accordance with Subchapter S of the Internal Revenue Code of 1986, as amended.

             (aa) Recent Acquisitions. As of the Closing Date, Seller shall own 100% of the membership interests of First Community Care, L.L.C. ("FCC-LLC"). Prior to the date hereof, North Country Medical Supply, Inc. ("NORTH COUNTRY") was merged with and into the Seller. Both FCC-LCC and North Country are free of all liens, claims and encumbrances and shall have been fully paid for prior to the date hereof.

         15. Representations and Warranties of Buyer and IHS. Each of Buyer and IHS represent and warrant to Seller and Shareholders that:

             (a) Due Organization. Buyer is a duly organized, valid corporation under the laws of the State of Florida. IHS is a duly organized, valid corporation under the laws of the State of Delaware.

             (b) Due Authority. Buyer and IHS are duly authorized by law and corporate policy and approval to: (i) enter into this Agreement and each Transaction Document; (ii) make all warranties and representations made by Buyer and IHS herein; and (iii) deliver all consideration provided for under the terms hereof.

             (c) Binding Authority. All signatures and agents designated as agents/officers for Buyer and IHS for signing purposes have the authority to bind Buyer and IHS to the terms of this Agreement.

             (d) Cash Payment Authority. Buyer has the authority to cause the cash payment of the Purchase Price to be delivered in accordance with the terms of this Agreement.

             (e) Brokers. No broker or finder has acted for the Buyer or IHS in connection with the transactions contemplated by this Agreement, and no broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with the Buyer or IHS.

             (f) IHS Stock. IHS has duly authorized and reserved for issuance the IHS Stock to be issued in connection herewith, and, when issued in accordance with the terms of Article 7, such IHS Stock will be validly issued, fully paid, and non-assessable and free of preemptive rights.

         16. Survival of Representations and Warranties. The representations and warranties of Seller, Shareholders, and Buyer contained and made pursuant to this Agreement shall survive the execution of the Closing Date and for a period of five (5) years after the Closing, notwithstanding any investigation at any time made by or on behalf of the other party, provided that the representations and warranties contained in paragraph 14(u) (Reimbursement Matters) and paragraph 14(z) (Tax Information), shall survive until thirty (30) days after the applicable period of limitations for audits by the applicable Governmental Authority shall have expired, including extensions for any necessary appeals.

         17. Restrictive Covenants.

             (a)  Non-Compete.

                  (i) Seller and Shareholders hereby agree that commencing on the date hereof until the fifth (5th) anniversary of the Closing Date (the "RESTRICTED PERIOD"), it, he or she will not, directly or indirectly, own, manage, operate, join, control or participate, or have a proprietary interest in, the ownership, management, operation or control, of or be connected with, in any manner, any home health care business within fifty (50) miles of any location set forth on the Schedule of Locations attached hereto as Schedule 17(a).

                  (ii) Gregory Guay hereby agrees that until the expiration of the Restricted Period, he will only act in his capacity as chief financial officer in a home health care business.

              (b) Confidential Information. Certain confidential and proprietary information is included within the Assets ("TRADE SECRETS"), including, without limitation, with respect to some or all of the following categories of information: (i) financial information, including but not limited to information relating to earnings, assets, debts, prices, pricing structure, reimbursement matters, volume of purchases or sales or other financial data whether related to Seller or generally, or to particular products, services, geographic areas, or time periods; (ii) supply and service information, including but not limited to information relating to goods and services, suppliers' names or addresses, terms of supply or service contracts or of particular transactions, or related information about potential suppliers to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, may yield advantages to the Buyer, details of which are not generally known; (ii) marketing information, including but not limited to information relating to details about ongoing or proposed marketing programs or agreements by or on behalf of the Seller, sales forecasts, advertising formats and methods or results of marketing efforts or information about impending transactions; (iv) personnel information, including but not limited to information relating to employees' personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information; (v) customer and patient information, including but not limited to information relating to names, addresses or backgrounds of past, existing or prospective clients, customers, payors, referral sources, and patients, records of agreements and prices, proposals or agreements between any of them and Seller, status of accounts or credit, patients' medical histories or related information as well as customer lists; and (vi) inventions and technological information, including but not limited to information related to proprietary technology, trade secrets, research and development data, processes, formulae, data and know-how, improvements, inventions, techniques, and information that has been created, discovered or developed, or has otherwise become known to Seller or any Shareholder, and/or in which property rights have been assigned or otherwise conveyed to Seller, which information has commercial value in the business in which the Seller is engaged. Seller and Shareholders shall hold all Trade Secrets in confidence and will not discuss, communicate or transmit to others, or make any unauthorized copy of or use any of the Trade Secrets; and will take all reasonable actions that Buyer deems reasonably necessary or appropriate, to prevent unauthorized use or disclosure of or to protect the Buyer's interest in the Trade Secrets. The foregoing does not apply to information that by means other than deliberate or inadvertent disclosure, by Seller, Shareholders or any of their respective Affiliates, becomes well known to the public; or disclosure compelled by judicial or administrative proceedings after they diligently try to avoid each disclosure and afford Buyer the opportunity to obtain assurance that compelled disclosures will receive confidential treatment.

             (c) Non-Solicitation and Non-Pirating. Seller and each Shareholder hereby agree that, during the Restricted Period it or he will not, directly or indirectly, for itself or himself or on behalf of any other person, firm, entity or other enterprise: (i) solicit or in any way divert or take away any person or entity that, prior to the Closing Date, was a patient, client, customer, payor, referral source, facility or patient of the Seller; or (ii) hire, entice away or in any other manner persuade any person who was an employee, consultant, representative or agent of the Seller prior to the Closing Date, to alter, modify or terminate their relationship with the Buyer.

             (d) Necessary Restrictions. Seller and each Shareholder acknowledge that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Buyer and that any violation thereof by any of them would result in irreparable harm to the Buyer, and that damages in the event of any such breach of this Agreement will be difficult, if not impossible, to ascertain. Accordingly, the Seller and each Shareholder agree that upon the violation of any of the restrictions contained in this Agreement, the Buyer shall be entitled to obtain from any court of competent jurisdiction a preliminary and permanent injunction as well as any other relief provided at law, equity, under this Agreement or otherwise, without the necessity of posting any bond or other security whatsoever. In the event any of the foregoing restrictions are adjudged unreasonable in any proceeding, then the parties agree that the period of time or the scope of such restrictions (or both) shall be adjusted to such a manner or for such a time (or both) as is adjudged to be reasonable.

             (e)   Remedies  For  Breach.   The  Seller  and  each   Shareholder
acknowledge that the covenants contained in this Article 17 are independent covenants and that any failure by the Buyer to perform its obligations under this Agreement or any other agreement shall not be a defense to enforcement of the covenants contained in this Agreement, including but not limited to a temporary or permanent injunction.

             (f) Exception. Notwithstanding anything to the contrary set forth in this paragraph 17, until the Closing Date, the Buyer, Seller and Shareholders acknowledge and agree that the Shareholders and the Seller shall continue to own the Seller and the Assets, respectively.

         18. Indemnification; Remedies.

             (a) Indemnification by Seller and Majority Shareholders. Seller and Majority Shareholders shall, jointly and severally, indemnify and hold harmless at all times Buyer and its stockholders, directors, officers, employees, agents and assigns, from and against any Damages (as hereinafter defined) resulting from: (i) any inaccurate representation made by Seller or any Shareholder in, pursuant to or under this Agreement or any Transaction Document; (ii) any breach of any warranty made by Seller or any Shareholder in, pursuant to or under this Agreement or any Transaction Document; (iii) any breach or default in the performance by Seller or any Shareholder of any of the covenants to be performed by Seller or any Shareholder hereunder or in any Transaction Document; (iv) any Excluded Liabilities; and (v) any liabilities arising from the ownership or operation of any Subsidiary.

             (b) Indemnification by Principal Shareholders. Principal Shareholders shall, jointly and severally, indemnify and hold harmless at all times Buyer and its stockholders, directors, officers, employees, agents and assigns, from and against any Damages resulting from any amounts due to Buyer pursuant to paragraph 3, above.

             (c) Indemnification by Buyer. Buyer shall indemnify and hold harmless at all times Seller or Majority Shareholders from and against any Damages resulting from: (i) any inaccurate representation made by Buyer in, pursuant to or under this Agreement; (ii) any breach of any warranty made by Buyer in, pursuant to or under this Agreement; and (iii) any breach or default in the performance by Buyer of any of the covenants to be performed by Buyer hereunder.

             (d) Definition of Damages. The term "DAMAGES" as used herein shall include any demands, claims, actions, deficiencies, losses, delinquencies, defaults, assessments, fees, costs, taxes, expenses, debts, liabilities, obligations, settlements, penalties, and damages, including, without limitation, counsel fees incurred in investigating or in attempting to avoid or oppose the imposition thereof. The term "Damages" shall include, but shall not be limited to, any Liabilities Deficiency or Asset Value Deficiency, as defined in paragraph 6 hereof.

             (e) Indemnity Limitations. The maximum aggregate liability of the Seller and Majority Shareholders for indemnification hereunder shall not exceed an amount equal to $10,100,000. In no event shall each Majority Shareholder's indemnification obligation under this paragraph 17 exceed 150% of the amount of the Purchase Price payable to such Majority Shareholder (in accordance with his or her pro rata ownership interest in the Seller).

             (f) Remedies.

                  (i) Buyer's Remedies. If Buyer makes written request to Seller or the Majority Shareholders for the payment of Damages, then Seller and/or Majority Shareholders shall pay to Buyer the amount of Damages requested within ten (10) days from the date on which such request is received (the "NOTICE PERIOD").

                  (ii) Seller's Remedies. If Seller or Majority Shareholders make written request to Buyer for the payment of Damages, then Buyer shall pay to Seller or Majority Shareholders the amount of Damages requested within the Notice Period.

                  (iii) Notice of Dispute. Notwithstanding the foregoing provisions of this subparagraph (d), if a party (the "DEMANDING PARTY") serves a request for payment on the other party (the "OBLIGATED PARTY"), the Obligated Party shall have the option to provide written notice to the Demanding Party (the "NOTE OF DISPUTE") within the Notice Period that the Obligated Party disputes, in good faith, the validity or amount of the Damages set out in the request for payment of Damages, and if the affected parties cannot agree on the validity or amount of such Damages within ten (10) days following the Notice Period, the dispute as to the validity or amount of such claim or liability (the "DISPUTE") shall be settled as set forth in subparagraph (f) of this paragraph 18.

                  (iv) Arbitration. If arbitration is required pursuant to this paragraph 18, Buyer and Seller or the Majority Shareholders each shall select an arbitrator within ten (10) business days after the Notice of Dispute is delivered; those two arbitrators will then select a third arbitrator; and the three arbitrators so chosen will determine the validity of the claim for Damages. If Seller or Buyer delays in appointing an arbitrator when required, and ten (10) days or more has elapsed, the arbitrator appointed by the other party shall arbitrate the dispute. If the Seller and the Majority Shareholders shall be subject to a Dispute with Buyer, they shall, unless Buyer elects otherwise in its sole and absolute discretion, be required to act as a group with respect to any and all rights and obligations with respect to the resolutions of the Dispute as provided in this paragraph 18.

             (g)  Settlement of Disputes.

                  (i) Disputes Not Involving Third Parties. If a Dispute involves claims not involving any third party, Buyer and Seller or Majority Shareholders shall settle the Dispute by submitting the same to binding arbitration.

                  (ii) Disputes Involving Claims Made by Third Parties. If a Dispute involves claims made by one or more third parties (a "THIRD PARTY CLAIM"), the party asserting its right to indemnification for such Third Party Claim shall give written notice to the other party as soon as practical after such asserting party receives notice of such Third Party Claim; provided, however the failure to timely give such notice shall not affect such party's right to indemnification except to the extent the party to receive the notice is damaged by such delay. Upon such notice to Seller or Majority Shareholders, Buyer and Seller and/or Majority Shareholders shall submit the Dispute to arbitration, and the following procedures shall apply:

                        (A) Solely for purposes of determining the party responsible for defending the Third Party Claim, the arbitrators shall deem such Third Party Claim to be valid (although such consideration shall not be an admission by any party as to any liability to any party). The arbitrators then shall decide which party shall be liable for the Third Party Claim if it is successfully prosecuted by such third party or parties, and the decision of such arbitrators with respect to such liability shall be final and binding as among the parties. (Such party determined to be liable for such claim sometimes shall be referred to herein as the "RESPONSIBLE PARTY".)

                        (B) If the Responsible  Party refuses to settle (and pay
                  the settlement amount of) the Third Party Claim immediately, then the Responsible Party immediately shall select one of the following two options:

                        Option One: The  Responsible  Party,  at the Responsible
                     Party's sole expense and risk, can assume the defense of the Third Party Claim, provided the Responsible Party first places in escrow, in favor of the other party, adequate collateral (as determined by the arbitrators on consideration of all relevant facts including the amounts of any already held in the Escrow Agreement (excluding the Claw-back Amount) and Payment Escrow Agreement to protect the other party from all Damages with respect to such Third Party Claim (in which case the other party immediately shall be reimbursed by the Responsible Party for any amount the other party is required to pay with respect to such Third Party Claim; or

                        Option Two: The  Responsible  Party,  at the Responsible
                     Party's expense and risk, can co-defend the Third Party Claim with the other party, with the Responsible Party also responsible for paying all costs incurred by the other Party in connection with such defense, including, without limitation, the legal fees and expenses of the other party's counsel for its reasonable involvement in such defense. If the other party is found to be liable for any portion of such Third Party Claim, the Responsible Party immediately shall reimburse the other party for any amount required to be paid by the other party with respect thereto; provided, however, if the Responsible Party selects this option, the Responsible Party shall attempt diligently to have the other party removed as a party to any legal action involving the Third Party Claim (and, upon such removal, the involvement of the other party's counsel shall cease unless requested by the Responsible Party or the Responsible Party's counsel); and

                        (C) No party may settle any Third  Party  Claim  without
                   the prior consent of the other parties hereto unless the settlement will not have a material adverse effect on the other party hereto. The parties will resolve any Dispute with respect to any such proposed settlement in accordance with this paragraph 18.

                        (D) Any party  responsible  for  defending a Third Party
                   Claim shall proceed with diligence and in good faith with respect thereto.

         19. Use of Corporate and Fictitious Names. Seller and Shareholders agree to take all actions necessary to assist Buyer in obtaining the rights to use the corporate name and any fictitious names used in its conduct of any of the Business, including but not limited to the execution of any assignments and consents to use such name. If Buyer attempts to use such name, Seller shall consent to Buyer's use of such name if such consent is required by any state, county or local governmental authority.

         20 Prepaid Items; Deposits; Etc. All prepaid insurance premiums, rent and utility deposits, and similar items paid by or owing to the Seller by any person, shall be considered to be part of the Assets being purchased by Buyer and, on consummation of the transactions contemplated by this Agreement, shall be the property of Buyer.

         21. Post-Closing Requirements of Seller.

             (a) Payment Escrow. On the date hereof, Buyer shall pay over and deliver to or on behalf of Seller (and shall be credited, dollar-for-dollar, as partial payment of the Purchase Price) to the Paying Agent, in escrow (the "PAYMENT ESCROW"), an amount equal to the Limited Liabilities as specified in paragraph 2(b)(iii), above, to be held by the Paying Agent subject to the terms, conditions, and provisions of the Payment Escrow Agreement. The Paying Agent shall be an attorney at law authorized to practice law in the State of New York or a trust company or bank having trust powers in the State which Paying Agent has been selected by Seller and approved by Buyer.

                  (i) Seller shall pay all costs and expenses of the Payment Escrow, including without limitation, any fees or costs of the Paying Agent.

                  (ii) Seller shall be obligated to see that the Paying Agent timely and properly pays all Limited Liabilities, and that the Paying Agent obtains and delivers to Buyer the "FINAL RELEASE" referred to in the Payment Escrow Agreement, or other reasonable evidence of payment acceptable to Buyer for all Limited Liabilities in excess of $5,000. Additionally, Seller shall prepare and deliver UCC termination statements, if applicable.

                  (iii) If any existing obligation has not been paid or performed and a Final Release or other acceptable evidence of payment therefor delivered or performance thereof to Buyer within nine (9) months following the date hereof, then any unpaid portion of such liability shall constitute "LIABILITIES" subject to the provisions of paragraph 5, above.

             (b) Final Financial Information. Not later than forty-five (45) days following Closing, Seller, at Seller's sole cost and expense, shall deliver to Buyer "FINAL FINANCIAL INFORMATION", which shall include:

                  (i) a balance sheet of Seller as of the date hereof, prepared in accordance with GAAP;

                  (ii) an income statement of Seller for the period commencing on the date succeeding the last day of the most recent Financial Statement Date and ending on the Closing Date;

                  (iii) an inventory of fixed assets of Seller as of the Closing Date;

                  (iv) an  inventory  of  supplies  of Seller as of the  Closing
         Date;

                  (v) an aged schedule of accounts receivable of Seller as of the Closing Date;

         and

                  (vi) a cash settlement of Seller, in the form provided by Buyer.

                  (c) Liabilities Deficiency. If all such Final Financial Information is not delivered to Buyer within such forty-five (45) day period following Closing, Seller and Shareholders shall be liable to Buyer in an amount equal to $500.00 for each day after such thirty (30) day period until all such Final Financial Information is delivered to Buyer, and such liability shall constitute a Liabilities Deficiency under the provisions of paragraph 5, above.

         22. Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto, and their successors, any rights or remedies under or by reason of this Agreement other the affiliates entitled to indemnification pursuant to paragraph 18.

         23. Expenses. Except as otherwise stated herein, each of the parties shall bear all expenses incurred by them in connection with this Agreement and in consummation of the transactions contemplated hereby in preparation thereof.

         24. Notices. All notices, consents, waivers and other communications required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party or parties entitled to receive the notice or three (3) business days after sent by certified or registered mail, postage prepaid, or on the business day after sent by nationally recognized overnight courier, in each case, properly addressed to the party or parties entitled to receive such notice at the address stated below:

             to Seller:           First Community Care, Inc.
                                  210 John Glenn Drive
                                  Suite 12
                                  Amherst, NY 14228
                                  Attn:    Peter Cummiskey
                                           and David Verity

             to Shareholders:     at the addresses set forth on Schedule 24
                                                                -----------

             with a copy to:      Williams, Stevens, McCarville & Frizzell, P.C.
                                  420 Main Street
                                  Buffalo, NY 14202-3687
                                  Attn: Michael B. Sexton, Esq.

             to Buyer:            c/o RoTech Medical Corporations
                                  4506 L.B. McLeod Road, Suite F
                                  Orlando, FL 32811
                                  Attn: Stephen P. Griggs

             with copies to:      Integrated Health Services, Inc.
                                  10065 Red Run Boulevard
                                  Owings Mills, MD 21117
                                  Attn: Marshall Elkins

                                          and

                                  Blass & Driggs
                                  461 Fifth Avenue
                                  New York, NY 10017
                                  Attn: Andrew S. Bogen

         25. Choice of Law. The laws of the State of New York applicable to contracts executed, delivered and to be fully performed in such State govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

         26. Sections and Other Headings. Section, paragraph, and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         27. Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute but one instrument. Facsimile signatures may be deemed binding for this Agreement, or any modification or amendment hereto, or any leases or other documents contemplated hereby, provided that originals of same are delivered within a reasonable time.

         28. Gender. All gender employed in this Agreement shall include all genders, and the singular shall include the plural and the plural shall include the singular whenever and as often as may be appropriate.

         29. Parties in Interest. This Agreement shall be binding on and shall inure to the benefit of, and be enforceable by, Seller, Shareholders and Buyer and their respective successors and assigns. Buyer shall be entitled to assign its rights under this Agreement and the Transaction Documents after the Closing. Seller and the Shareholders may not assign this Agreement or any of their rights hereunder without the prior consent of Buyer.

         30. Entire Agreement. This Agreement including all Schedules and Exhibits hereto, and all Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and there are no agreements, understandings, restrictions, warranties, or representations between the parties with respect to the subject matter hereof other than as set forth herein or as herein provided.

         31. Performance. In the event of a breach by Seller or any Shareholder of any of their respective obligations hereunder, the Buyer shall have the right, in addition to any other remedies which may be available, to obtain specific performance of the terms of this Agreement, and Seller and each Shareholder hereby waives the defense that there may be an adequate remedy at law.

         32. Waiver, Discharge, Etc. This Agreement and the Transaction Documents and the obligations hereunder and thereunder shall not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing executed by or on behalf of each of the parties hereto by their duly authorized officer or representative. The failure of any party to enforce at any time any of the provisions of this Agreement or any Transaction Document shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or such Transaction Document, as the case may be, or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement or any Transaction Document shall be held to be a waiver of any other or subsequent breach.

         33. Cooperation Further Assistance. From time to time, as and when reasonably requested by any party hereto after the Closing, the other parties will (at the expense of the requesting party) execute and deliver, or cause to be executed or delivered, all such documents, instruments and consents and will use reasonable efforts to take all such action as may be reasonably requested or necessary to carry out the intent and purpose of this Agreement, and to vest in Buyer good title to, possession of and control of all the Assets.

         34. Joint and Several. Subject to the limitations set forth in paragraph 18(e) of this Agreement, Seller and the Majority Shareholders shall be jointly and severally liable for all representations, warranties and obligations, including, without limitation, indemnification obligations, and covenants made by any of them pursuant to this Agreement, including, without limitation, any made pursuant to any Transaction Document. For all purposes of this Agreement, any representation or warranty that is qualified to be "to the knowledge of Seller" or by a requirement that Seller shall have received "notice" of any matter, or any similar qualification shall be deemed to include the knowledge of the Shareholders or notices to the Shareholders, as the case may be.

         35. Independent Legal Counsel. Seller and Shareholders represent and warrant that each party has had the opportunity to seek the advice of independent legal counsel prior to signing this Agreement, and that the Buyer has recommended to Seller and Shareholders that such party obtain legal counsel.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first stated above.

                                           BUYER:

                                           NORTHEAST MEDICAL
                                           EQUIPMENT, INC.

                                           By: /s/
                                              ----------------------------------
                                           Name:  Stephen P. Griggs
                                           Title: President


                                           IHS:

                                           INTEGRATED HEALTH SERVICES,
                                           INC.

                                           By: /s/
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------


                                           FIRST COMMUNITY CARE, INC..


                                           By:/s/ DAVID M. VERITY
                                              ---------------------------------
                                           Name: David Verity
                                           Title: President

STATE OF NEW YORK
COUNTY OF ERIE

         The foregoing instrument was acknowledged before me by David Verity, as President of First Community Care, Inc., a New York corporation, on behalf of the corporation, and who is personally known to me; or has produced ___ _________________ as identification.


APRIL 29, 1998                              /s/ JAMES E. KELLY
-------------------------------             ------------------------------------
Date                                        Notary Signature


                                            ------------------------------------
                                            Notary Name Printed
                                            My Commission Expires:


                                             JAMES E. KELLY
                                         NOTARY PUBLIC STATE OF NEW YORK
                                         QUALIFIED IN ERIE COUNTY
                                        MY COMMISSION EXPIRES 3-31-99
                                                              -------

                                          SHAREHOLDERS:

                                          /s/ PETER CUMMISKEY
                                          --------------------------------------
                                          Peter Cummiskey

STATE OF NEW YORK
COUNTY OF ERIE
         -----------

         The foregoing instrument was acknowledged before me by Peter Cummiskey, a shareholder of First Community Care, Inc., a New York corporation, on behalf of the corporation, and who is personally known to me; or has produced as identification.


APRIL 29, 1998                              /s/ JAMES E. KELLY
--------------------------                 ------------------------------------
Date                                       Notary Signature

                              JAMES E. KELLY
                         NOTARY PUBLIC STATE OF NEW YORK
                            QUALIFIED IN ERIE COUNTY
                       MY COMMISSION EXPIRES 3-31-99
                                            ----------

                                           -------------------------------------
                                           Notary Name Printed
                                           My Commission Expires:


                                           /s/ DAVID M. VERITY
                                           -------------------------------------
                                           David Verity

STATE OF NEW YORK
COUNTY OF ERIE
         ----------

         The foregoing instrument was acknowledged before me by David Verity, a shareholder of First Community Care, Inc., a New York corporation, on behalf of the corporation, and who is personally known to me; or has produced ___ ________________ as identification.


April 29, 1998                             /s/ JAMES E. KELLY
-----------------------------              -------------------------------------
Date                                       Notary Signature


                                           -------------------------------------
                                           Notary Name Printed
                                           My Commission Expires:

                              JAMES E. KELLY
                         NOTARY PUBLIC STATE OF NEW YORK
                            QUALIFIED IN ERIE COUNTY
                       MY COMMISSION EXPIRES 3-31-99
                                            ----------

                                           /s/ JOHN E. YOUNG
                                          -------------------------------------
                                          John Young

STATE OF NEW YORK
COUNTY OF ERIE
          ---------

         The foregoing instrument was acknowledged before me by John Young, a shareholder of First Community Care, Inc., a New York corporation, on behalf of the corporation, and who is personally known to me; or has produced ___ _______________________ as identification.



APRIL 29, 1998                             /s/ JAMES E. KELLY
----------------------------               ------------------------------------
Date                                       Notary Signature

                              JAMES E. KELLY
                         NOTARY PUBLIC STATE OF NEW YORK
                            QUALIFIED IN ERIE COUNTY
                       MY COMMISSION EXPIRES 3-31-99
                                            ----------

                                           ------------------------------------
                                           Notary Name Printed
                                           My Commission Expires:


                                           /s/ GREGORY GUAY
                                           -------------------------------------
                                           Gregory Guay

STATE OF NEW YORK
COUNTY OF ERIE
         ----------

         The foregoing instrument was acknowledged before me by Gregory Guay, a shareholder of First Community Care, Inc.., a New York corporation, on behalf of the corporation, and who is personally known to me; or has produced ___ _________________ as identification.


APRIL 29, 1998                              /s/ JAMES E. KELLY
-----------------------------              -------------------------------------
Date                                       Notary Signature

                                           -------------------------------------
                                           Notary Name Printed
                                           My Commission Expires:

                              JAMES E. KELLY
                         NOTARY PUBLIC STATE OF NEW YORK
                            QUALIFIED IN ERIE COUNTY
                       MY COMMISSION EXPIRES 3-31-99
                                            ----------

                                            /s/ PATRICIA CONNELL FOX
                                           -------------------------------------
                                           Patricia Connell Fox

STATE OF NEW YORK
COUNTY OF ERIE
         ----------

         The foregoing instrument was acknowledged before me by Patricia Connell Fox, a shareholder of First Community Care, Inc., a New York corporation, on behalf of the corporation, and who is personally known to me; or has produced __ _________________ as identification.

APRIL 29, 1998                             /s/ JAMES E. KELLY
----------------------------               -------------------------------------
Date                                       Notary Signature

                              JAMES E. KELLY
                         NOTARY PUBLIC STATE OF NEW YORK
                            QUALIFIED IN ERIE COUNTY
                       MY COMMISSION EXPIRES 3-31-99
                                            ----------

                                           -------------------------------------
                                           Notary Name Printed
                                           My Commission Expires:


                                           /s/ PATRICIA CONNELL FOX
                                           -------------------------------------
                                           Maureen Da Costa Redmond
                                           By: Patricia Connell Fox
                                           as Attorney-In-Fact

STATE OF NEW YORK
COUNTY OF ERIE
         ----------


         The foregoing instrument was acknowledged before me by Patricia Connell Fox, as Attorney-In-Fact for Maureen Da Costa Redmond, a shareholder of First Community Care, Inc., a New York corporation, on behalf of the corporation, and who is personally known to me; or has produced _________________________________ as identification.


APRIL 29, 1998                              /s/ JAMES E. KELLY
--------------------------------           -------------------------------------
Date                                       Notary Signature


                                           -------------------------------------
                                           Notary Name Printed
                                           My Commission Expires:

                              JAMES E. KELLY
                         NOTARY PUBLIC STATE OF NEW YORK
                            QUALIFIED IN ERIE COUNTY
                       MY COMMISSION EXPIRES 3-31-99
                                            ----------

                                             /s/ PATRICIA CONNELL FOX
                                            ------------------------------------
                                            James Connell
                                            By:  Patricia Connell Fox
                                            as Attorney-In-Fact

STATE OF NEW YORK
COUNTY OF ERIE
         -----------


         The foregoing instrument was acknowledged before me by Patricia Connell Fox, as Attorney-In-Fact for James Connell, a shareholder of First Community Care, Inc., a New York corporation, on behalf of the corporation, and who is personally known to me; or has produced _____________________ as identification.

April 29, 1998                             /s/ JAMES E. KELLY
-------------------------------            -------------------------------------
Date                                       Notary Signature


                                           -------------------------------------
                                           Notary Name Printed

                                               JAMES E. KELLY
                                        NOTARY PUBLIC STATE OF NEW YORK
                                           QUALIFIED IN ERIE COUNTY
                                         MY COMMISSION EXPIRES 3-31-99
                                                               ----------

                                           /s/ PATRICIA CONNELL FOX
                                           -------------------------------------
                                           Maurice Jack Connell
                                           By: Patricia Connell Fox
                                           as Attorney-In-Fact

STATE OF NEW YORK
COUNTY OF  ERIE
         ------------


         The foregoing instrument was acknowledged before me by Patricia Connell Fox, as Attorney-In-Fact for Maurice Jack Connell, a shareholder of First Community Care, Inc., a New York corporation, on behalf of the corporation, and who is personally known to me; or has produced _______________________________as identification.


APRIL 29, 1998                             /s/ JAMES E. KELLY
---------------------------------          -------------------------------------
Date                                       Notary Signature


                                           -------------------------------------
                                           Notary Name Printed
                                           My Commission Expires:

                                                       JAMES E. KELLY
                                             NOTARY PUBLIC STATE OF NEW YORK
                                                  QUALIFIED IN ERIE COUNTY
                                                MY COMMISSION EXPIRES 3-31-99
                                                      ----------

                             SCHEDULES AND EXHIBITS

Schedule 1(a)(i)           -        Accounts Receivable
Schedule 1(a)(ii)          -        Inventory; Fixed Assets
Schedule 1(a)(iii)         -        Automobiles
Schedule 1(a)(v)(A)        -        Other Assets
Schedule 1(a)(v)(B)        -        Telephone Numbers
Schedule 2(a)              -        Allocation of Purchase Price
Schedule 2(b)(v)           -        Wire Instructions
Schedule 4                 -        North Country Indebtedness
Schedule 5(a)              -        Existing Obligations
Schedule 5(b)              -        Unassumed Contracts
Schedule 13                -        Material Change
Schedule 14(a)             -        Subsidiaries, Joint Ventures, etc.
Schedule 14(b)             -        Consents
Schedule 14(c)             -        Litigation
Schedule 14(g)             -        Contracts
Schedule 14(i)             -        Personnel Payrates; Employee Benefits
Schedule 14(j)             -        Employee Benefit Plans
Schedule 14(k)             -        Insurance
Schedule 14(o)             -        Financial Statements
Schedule 14(p)             -        Supplemental Tax Information
Schedule 14(q)             -        Adverse Business Developments
Schedule 14(r)             -        Relationships
Schedule 14(u)             -        Reimbursement Matters
Schedule 14(v)             -        Environmental Compliance
Schedule 14(w)             -        Cash Receipts
Schedule 14(x)             -        Accounts Receivable
Schedule 14(z)             -        Tax Information
Schedule 17(a)             -        Locations
Schedule 24                -        Shareholders' Address

Exhibit A                  -        Annual Operating Profit
Exhibit 2(b)(ii)           -        Escrow Agreement
Exhibit 2(b)(iii)          -        Payment Escrow Agreement
Exhibit 3                  -        Promissory Notes
Exhibit 11(b)(ii)          -        Seller's Opinion
Exhibit 11(b)(iv)          -        Employment Agreements

                                   EXHIBIT "A"

                                OPERATING PROFIT

         1.       General Standards.

                  (a) Performance. Except as otherwise expressly agreed in writing, the parties intend that the financial and economic performance to be determined and measured pursuant to this Exhibit "A" shall be determined with respect to Seller's Business during the period commencing on the date hereof and ending on the Closing Date, and thereafter until the end of the Applicable Period, solely with respect to so much of the business operations of Buyer as consists of the business enterprise previously conducted by the Corporation before being acquired by Buyer (collectively, the "ACQUIRED ENTERPRISE"). Accordingly, all references herein to revenues, expenses, costs, profits, losses, and any other transaction or activity, whether by reference to "Buyer", or in any other manner, shall mean and refer only to so much thereof as pertains directly to the Acquired Enterprise, unless such reference specifically provides otherwise. The parties expressly intend all such calculations to provide a determination of the profitability of the Acquired Enterprise, determined as if such Acquired Enterprise at all times operated as an autonomous entity.

                  (b) Determination of Operating Profit. The Operating Profit to be determined hereunder shall be calculated on a pre-tax basis in accordance with generally accepted accounting principles, consistently applied ("GAAP"), as further defined, limited, or explained as set forth herein.

         2.       Income and Cost.

                  (a) Income and Revenue. Income shall be accounted for on the accrual method consistent with the prior accounting methods of the Acquired Enterprise, and shall consist of all direct revenues, defined as all "RENTAL REVENUE" and "SALES REVENUE", plus or minus the net change in unbilled revenue, plus or minus gain or loss from equipment sales, plus or minus sales credits and allowances, plus investment income.

                  (b) Costs and Expenses. Costs shall include the following:

                      (1) DIRECT EXPENSES incurred as kept on the accrual method, including salary paid to any employee and related payroll taxes.

                      (2) BAD DEBT expenses shall be the actual bad debts written off, plus or minus the change in allowance for bad debts. For the purpose of this calculation, the allowance for bad debts is considered equal to the amount of all accounts receivable in excess of 120 days old.

                      (3) REASONABLE TRAVEL EXPENSES of employees or representatives of ROTECH MEDICAL CORPORATION ("ROTECH") to and from its corporate offices on behalf of Buyer's matters, to be allocated on a reasonable basis.

                      (4) INTEREST on all or any net intercorporate borrowing from Integrated Health Services, Inc. ("IHS") at the cost of such funds to IHS; provided that interest on any amounts borrowed by the Acquired Enterprise after the Closing by reason of a reduction in the Acquired Enterprise's cash resulting from the Buyer's delay in obtaining a supplier number from Medicare shall not be included as expenses for purposes of determining costs.

                      (5) GROUP OR CONSOLIDATED PURCHASES for items benefitting the Acquired Enterprise purchased by IHS, RoTech or by Buyer, to be allocated at actual cost in accordance with usage. Costs to be allocated include costs, if any, of transportation, storage, etc.

                      (6) DEPRECIATION EXPENSES will be limited, after the Closing, to an amount not to exceed $37,000 per month.

                      (7) CORPORATION'S OVERHEAD. Prior to the Closing, the general, administrative and overhead costs of Seller. The general, administrative, and overhead costs of Buyer after the Closing, to the extent allocable to the Acquired Enterprise on a reasonable basis.

                      (8) MANAGEMENT AGREEMENT FEES AND EXPENSES. Any management fees that might be payable under any management agreement in effect with respect to the operation of Seller's Business after the date hereof shall not be deducted from revenue and shall not be treated as expenses. Any reimbursements of expenses payable to the Buyer under a management agreement shall be treated as expenses to the extent same would be treated as expenses if they had been incurred by Buyer after the Closing Date.

                  (c) Excluded Items. Costs and expenses for purposes of calculating operating profits shall not include the following:

                       (1) BRANCH OFFICES. All start-up costs, operating profits, and operating losses incurred by Buyer in the initial six (6) months on the start-up, opening, or operation of a branch office or location opened after the date hereof shall be excluded from calculations of Operating Profits for purposes of this Agreement.

                       (2) IHS/ROTECH OVERHEAD. Unless otherwise mutually agreed by Buyer and the Seller, IHS and RoTech corporate overhead or costs will not be allocated to Buyer or considered in Operating Profits.

                       (3) COSTS OF ACQUIRING THE ACQUIRED ENTERPRISE. The calculation of Operating Profits will not include costs or amortization of costs incurred in the acquisition of the Acquired Enterprise, and any liabilities assumed by RoTech and subsequently paid off, which will be included in the intercorporate borrowings in paragraph 2(b)(4), above.

                  (d) Acquisition of Enterprises. Buyer may from time to time offer to acquire additional enterprises, in which case Buyer shall first seek the consent thereto from the Seller. If the Seller consents thereto the calculation of Operating Profits shall be adjusted in a mutually satisfactory manner. If Seller does not so consent Buyer shall not acquire such enterprise. Nothing contained herein shall be deemed to affect, limit or restrict the right of RoTech or IHS to make any acquisitions.